SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                 Schedule 13G/A
                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),(c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                               (Amendment No. 1)

                              CEMEX, S.A.B. de C.V.
                                (Name of Issuer)

                       Ordinary Participation Certificates,
                traded in the form of American Depositary Shares
                         (Title of Class of Securities)

                                   151290889
                                 (CUSIP Number)

                                December 31, 2013
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                    PAGE 2 of 17

CUSIP No. 151290889
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Investors LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    32,891,345
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    32,891,345
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          32,891,345
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                    PAGE 3 of 17

CUSIP No. 151290889
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Performance LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    24,656,151
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    24,656,151
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          24,656,151
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.2%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A	                                               PAGE 4 of 17

CUSIP No. 151290889
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Equities LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    8,235,154
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    8,235,154
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          8,235,154
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.7%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 5 of 17

CUSIP No. 151290889
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Equities II LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    493,123
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    493,123
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          493,123
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                 PAGE 6 of 17

CUSIP No. 151290889
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          VGE III Portfolio Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    15,927,874
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    15,927,874
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          15,927,874
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.4%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          CO
_____________________________________________________________________________

Schedule 13G/A                                                    PAGE 7 of 17

CUSIP No. 151290889
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Long Fund GP LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    8,235,194
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    8,235,194
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          8,235,194
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.7%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A                                                    PAGE 8 of 17

CUSIP No. 151290889
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Long Fund Master Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    8,235,194
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    8,235,194
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          8,235,194
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.7%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          CO
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 9 of 17

CUSIP No. 151290889
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          O. Andreas Halvorsen
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Norway
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    32,891,345
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    32,891,345
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          32,891,345
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 10 of 17

CUSIP No. 151290889
_____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David C. Ott
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    32,891,345
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    32,891,345
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          32,891,345
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 11 of 17

CUSIP No. 151290889
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Thomas W. Purcell, Jr.
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    32,891,345
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    32,891,345
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          32,891,345
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 12 of 17

CUSIP No. 151290889
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Daniel S. Sundheim
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    32,891,345
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    32,891,345
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          32,891,345
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 13 of 17

CUSIP No. 151290889

ITEM 1(a).  NAME OF ISSUER:
            CEMEX, S.A.B. de C.V.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            Avenida Ricardo Margain Zozaya #325
            Colonia Valle del Campestre, Garza Garcia
            Nuevo Leon, Mexico  66265

ITEM 2(a).  NAME OF PERSON FILING:
	    Viking Global Performance LLC ("VGP"),
	    Viking Global Investors LP ("VGI"),
	    Viking Global Equities LP ("VGE"),
	    Viking Global Equities II LP ("VGEII"),
	    VGE III Portfolio Ltd. ("VGEIII"),
            Viking Long Fund GP LLC ("VLFGP"),
	    Viking Long Fund Master Ltd. ("VLFM"),
	    O. Andreas Halvorsen, David C. Ott, Thomas W. Purcell, Jr. and Daniel S. Sundheim (collectively, the "Reporting Persons")

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

ITEM 2(c).  CITIZENSHIP:
            VGE, VGEII and VGI are Delaware limited partnerships, VGEIII and VLFM are Cayman Islands exempted companies, and VGP and VLFGP are both Delaware limited liability companies. O. Andreas Halvorsen is a citizen of Norway. David C. Ott, Thomas W. Purcell, Jr. and Daniel S. Sundheim are citizens of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Ordinary Participation Certificates, traded in the form of American Depositary Shares

ITEM 2(e).  CUSIP NUMBER:  151290889

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

Schedule 13G/A                                                PAGE 14 of 17

CUSIP No. 151290889

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G)

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

          (j) [ ] A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J)

	  (k) [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.   OWNERSHIP.

     A.   VGI
          (a)  Amount beneficially owned: 32,891,345
          (b)  Percent of class: 2.9%
	       The percentages used herein and in this Item 4 are calculated based
	       upon the Company's Form 6-K for the month of February 2014
	       filed on February 6, 2014, which states that as of December 31, 2013
	       there were 11,405,972,815 Ordinary Participation Certificates
	       outstanding. The filers' holdings consist of American Depositary
	       Shares (each representing 10 Ordinary Participation Certificates).
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         32,891,345
                  (iii)  sole power to dispose or to direct the disposition
                         of 0
                  (iv)   shared power to dispose or to direct the disposition
                         of 32,891,345

                  VGI provides managerial services to VGE, VGEII, VGEIII and VLFM. VGI has the authority to dispose of and vote the American Depositary Shares.

	          Based on Rule 13d-3 of the Securities Exchange Act of 1934,
	          as amended (the "Act"), VGI may be deemed to beneficially
	          own the American Depositary Shares directly held by VGE, VGEII,
	          VGEIII and VLFM. VGI does not directly own any American Depositary
                  Shares.

Schedule 13G/A                                                 PAGE 15 of 17

CUSIP No. 151290889

     B.   VGP
          (a)  Amount beneficially owned: 24,656,151
          (b)  Percent of class: 2.2%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         24,656,151
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 24,656,151

		  VGP, as the general partner of VGE and VGEII, has the
		  authority to dispose of and vote the American Depositary Shares
	          directly owned by VGE and VGEII.  VGP serves as investment
		  manager to VGEIII and has the authority to dispose of and vote
		  the American Depositary Shares directly owned by VGEIII.  VGP does
		  not directly own any American Depositary Shares.

	          Based on Rule 13d-3 of the Act, VGP may be deemed to beneficially own the American Depositary Shares directly held by VGE, VGEII and VGEIII.

     C.   VLFGP
          (a)  Amount beneficially owned: 8,235,194
          (b)  Percent of class: 0.7%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         8,235,194
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 8,235,194

                  VLFGP serves as the investment manager of VLFM and has the authority to dispose of and vote the American Depositary Shares directly owned by VLFM. VLFGP does not directly own any American Depositary Shares.

                  Based on Rule 13d-3 of the Act, VLFGP may be deemed to beneficially own the American Depositary Shares directly held by VLFM.

     D.   VGE
          (a)  Amount beneficially owned: 8,235,154
          (b)  Percent of class: 0.7%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         8,235,154
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 8,235,154

                   VGE has the authority to dispose of and vote the American Depositary Shares directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, an affiliate of VGP, which provides managerial services to VGE.

     E.   VGEII
          (a)  Amount beneficially owned: 493,123
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         493,123
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 493,123

                   VGEII has the authority to dispose of and vote the American Depositary Shares directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, an affiliate of VGP, which provides managerial services to VGEII.

     F.   VGEIII
          (a)  Amount beneficially owned: 15,927,874
          (b)  Percent of class: 1.4%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         15,927,874
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 15,927,874

                   VGEIII has the authority to dispose of and vote the American
                   Depositary Shares directly owned by it, which power may be
		   exercised by its investment manager, VGP, and by VGI, an
		   affiliate of VGP, which provides managerial services to VGEIII.
		   Viking Global Equities III Ltd. (a Cayman Islands exempted
		   company) invests substantially all of its assets through VGEIII.

     G.   VLFM
          (a)  Amount beneficially owned: 8,235,194
          (b)  Percent of class: 0.7%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         8,235,194
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 8,235,194

                   VLFM has the authority to dispose of and vote the
		   American Depositary Shares directly owned by it, which power may
		   be exercised by its investment manager, VLFGP, and by VGI,
		   an affiliate of VLFGP, which provides managerial services
                   to VLFM. Viking Long Fund LP (a Delaware limited partnership)
		   and Viking Long Fund III Ltd. (a Cayman Islands exempted
		   company), through its investment in Viking Long Fund Intermediate
		   LP (a Cayman Islands limited partnership), invest substantially
		   all of their assets through VLFM.

Schedule 13G/A                                                 PAGE 16 of 17

CUSIP No. 151290889

     H. O. Andreas Halvorsen, David C. Ott, Thomas W. Purcell, Jr. and Daniel S. Sundheim
          (a)  Amount beneficially owned: 32,891,345
          (b)  Percent of class: 2.9%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         32,891,345
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 32,891,345

	          Messrs. Halvorsen, Ott, Purcell and Sundheim, as
	          Executive Committee Members of VGI, VGP and VLFGP, have shared authority to dispose of and vote the American Depositary Shares beneficially owned by VGI, VGP and VLFGP. None of Messrs. Halvorsen, Ott, Purcell and Sundheim directly owns any American Depositary Shares.

	          Based on Rule 13d-3 of the Act, each may be deemed to beneficially
	          own the American Depositary Shares directly held by VGE, VGE II,
		  VGEIII and VLFM.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
	  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
	  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
	  Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                               PAGE 17 of 17

CUSIP No. 151290889

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2014
			/s/ O. ANDREAS HALVORSEN
                        By: O. Andreas Halvorsen - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP,VGE III PORTFOLIO LTD. and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

                        /s/ DAVID C. OTT
                        By: David C. Ott - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP,VGE III PORTFOLIO LTD. and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

                        /s/ THOMAS W. PURCELL, JR.
                        By: Thomas W. Purcell, Jr. - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP,VGE III PORTFOLIO LTD. and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

                        /s/ DANIEL S. SUNDHEIM
                        By: Daniel S. Sundheim - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP,VGE III PORTFOLIO LTD. and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC on behalf of itself
                        and VIKING LONG FUND MASTER LTD.